Exhibit 99.1

duostech

Duos Technologies Group, Inc.

Third Quarter 2025 Earnings Video Call

November 12, 2025

Presenters

Chuck Ferry, Chief Executive Officer

Adrian Goldfarb, Chief Financial Officer

Doug Recker, President

Leah Brown, Senior VP of Accounting

Q&A Participants

Investors

Shareholders

Adrian Goldfarb

Good afternoon. Welcome to Duos Technologies’ third quarter 2025 earnings conference call. Joining us for today's event are Duos’ CEO Chuck Ferry, myself, CFO Adrian Goldfarb, President Doug Recker and Senior VP of Accounting Leah Brown.

Before getting started with today's program, please direct your attention to some opening remarks from Mr. Ferry.

Chuck Ferry

Thanks, Adrian. We welcome everyone and thank you for joining us. Earlier today, we issued our third quarter earnings press release. Copies are available in the Investor Relations section of our website. I encourage all attendees to view the press release to better understand some of the details we'll be discussing today. As part of our growth this year, we have changed the format of our quarterly earnings call from a standard conference call to a video-based presentation. We hope this new format will enable us to communicate better to our audience and give you better insight as to how our management team operates.

I am very pleased with the results we will share with you today. Our team has been working super hard to pivot the business into the data center and power space and now it's really beginning to pay off.

I would like to make a few comments about what we're seeing in what I will refer to as an arms race for AI computing power. Everyone knows that the hyperscalers and large data center developers are moving as fast as they can to build data center parks that are slated to consume at least 250 megawatts and growing to two gigawatts in some cases. This is an effort to monetize the incredible demand for AI computing. The number one thing that is limiting this growth is the lack of power. That's obviously good news for Duos, since we have a 5% stake in APR Energy. The strategic problem set, however, is the shortfall of power generation assets that can be manufactured to meet the demand. This is causing the hyperscalers to begin to seek alternatives - specifically, edge computing. Why edge computing? Because smaller edge data centers can be put in quickly, they consume much smaller amounts of power, no water, and in a distributed manner, which means they can connect to the grid and not materially impact the local utility grid customers.

Duos is perfectly positioned to address this demand, and we are in discussions with two to three large developers to address more strategic-edged computing opportunities. Another supply chain pain point, not as prevalent in the news, but just as important, is the procurement of smaller items such as fiber, medium voltage cabling, batteries, breaker panels and back-up generators. Large data center builders are frustrated with the long processing times of their traditional suppliers, which is why we have recently added key capabilities to our data center staff that are experts in this area, so we can take advantage of this high growth opportunity, which would also diversify our data center offerings.

I want to give you a reminder of what our strategy has been for the last 18 months and going forward into the next year. First, we are pivoting and focusing our resources into the edge computing space. We are now adding additional data center service offerings that will add even more value for Duos beginning in the fourth quarter and for next year.

Second, the revenues we earned for our asset management agreement with APR Energy, along with a 5% equity stake have given us the financial ability to execute this pivot to our data center strategy. We do not, however, want to be reliant on the Asset Management Agreement as it will conclude in 2026, which is why we are adding additional data center offerings that we'll discuss later today.

Third, we are actively working on options for the future of our railcar inspection portal business, which has remained largely flat for us. The end state for 2026 will be a stand-alone Duos business that is profitable and 100% focused on the data center space with two to three diverse data center offerings and sources of revenues coming from it.

Before getting to the results for Q3, I would like to formally announce some planned senior management changes.

Adrian Goldfarb will formally relinquish his CFO role effective November 15th. Adrian has been our CFO for a second time since May 2024 and served his first tour as CFO starting in April 2015, when Duos became a public company until November of 2022. During this period, he led Duos through the successful uplifting to the NASDAQ in 2020. His most recent tour of duty has been to assist me with executing the strategy I just described. Over the past 18 months, we have accomplished a complete transformation of Duos, with the establishment of Duos Edge AI and closing the deal with APR Energy and Fortress Investment Group. Adrian has been a good mentor for me and I appreciate him teaching me the ropes on running a public company. Adrian has been a consummate financial partner for me and he deserves everyone's thanks for our recent successes. I have asked Adrian to once again serve as a strategic advisor for another 12 months to ensure a smooth transition with his replacement and to help sustain the momentum we have now.

Stepping up into the CFO role is Leah Brown, who has been our number two finance leader for the last three years. Leah had significant experience with other larger companies before joining us. Here at Duos, she has played a key role in leading our finance team to meet the complexities of managing three diverse lines of business. Congratulations, Leah, and I look forward to working with you in your new role.

I would like to make a few comments regarding APR Energy. As has been previously discussed, I currently serve as CEO to both Duos and APR, and note that both companies have made significant progress this year. For Duos, the Asset Management Agreement has been a major success and contributor to Duos's growth during this transition. During the next several months, APR in conjunction with Duos will be establishing independent operations. While the short-term effect of this may be for Duos to record less revenues in 2026 from the Asset Management Agreement, Duos' growth in the data center market from the edge deployments supplemented by new initiatives into that market are expected to more than offset any lower revenues from the AMA. With lower overall costs and expected higher margins, we anticipate that Duos will record further growth in 2026 along with full year profitability on an Adjusted EBITDA basis. Leah and Doug will be commenting on our progress and growth plans in a moment.

This concludes my formal remarks. And before turning the call over to Doug and Leah, I'd like to ask Adrian to give his perspective and closing remarks. My thanks again to all shareholders for your support. I'll be happy to take questions at the end of our formal remarks. Adrian.

Adrian Goldfarb

Thank you, Chuck. As was just mentioned, I will be retiring again from the position of CFO. Before I say farewell, I would like to give my perspective on where the company is today and how well I believe we are positioned for strong growth in the years ahead.

In the past few years, Duos has invested heavily in both technology and operating capabilities. These strengths have allowed us to tackle complex projects and therefore positions us to capture many new opportunities by the end of 2025. We will have deployed 15 of our edge data centers, achieved the highest revenues for a single year, executed multiple power projects and begun a push into the market for data center equipment to bolster our EDC business.

As Chuck mentioned, I will continue to be engaged with Duos for the next 12 months, primarily to aid in the transition, and I plan to work closely with the senior management team to assist as necessary. I will be succeeded by Leah Brown, currently Senior VP of Accounting, who will assume the title of CFO effective November 15th. Leah has been the mainstay of the Duos financial team for the past three years and has done an outstanding job of building out our capabilities and providing support for me as we navigated the capital markets in order to get Duos properly funded, which was achieved this summer. Leah will give her remarks now, including guidance, but I am pleased to report that with the actions senior management has taken over the last 18 months, we have achieved positive Adjusted EBITDA for Q3, one quarter ahead of our projection.

Congratulations to everyone involved in this milestone achievement and with that, I will now ask Leah to give the financial report for Q3. Over to you, Leah.

Leah Brown

Thank you, Adrian and Chuck. I especially want to express my heartfelt gratitude to Adrian for his leadership and many contributions over the years, and to share my appreciation as he prepares for his planned retirement. I look forward to continuing the strong relationship we've built as we move forward. Before presenting the formal financial report, I have a few opening remarks.

In our last call, Adrian emphasized that the company's strategic pivot has positioned us in a completely different place compared to where we were this time last year. Working together with the management team, we've grown the business to a point where revenues for the first nine months of this year is already higher than any full year in our history. We are proud of this milestone. It reflects the strength of our strategy and sets us up for continued growth and even better results in the years ahead.

As Adrian mentioned, we've achieved Adjusted EBITDA profitability one quarter earlier than originally anticipated. We continue to evaluate our cost structure across the three subsidiaries and during the third quarter, we implemented targeted staff reductions related to the rail business that are expected to deliver accretive benefits in the fourth quarter and beyond.

As Chuck mentioned, we are restructuring the rail business and reallocating resources to further support the growth in the Edge Data Center segment. Doug will share more details on the progress of our Edge Data Center strategy. Keeping that in mind, I'll now share the results for the third quarter and first nine months of this year.

Total revenues for Q3 2025 increased 112% to $6.88 million compared to $3.24 million in Q3 2024 and for the nine months ended 2025, total revenues increased 202% to $17.57 million from $5.82 million in the same period last year. A significant portion of our Q3 2025 revenue, approximately $6.59 million, came from recurring services and consulting. Of this amount, $5.15 million came entirely from Duos Energy's execution of the Asset Management Agreement with APR Energy. Under this agreement, we manage the deployment and operation of a fleet of mobile gas turbines and related balance of plant inventory, while also providing management, sales and operational support services to APR.

Cost of revenues for Q3 2025 increased 88% to $4.36 million compared to $2.32 million for Q3 2024 and for the nine months into 2025. Cost of revenues increased 143% to $12.22 million from $5.02 million in the same period last year. The cost of revenues for the technology systems continues to decline compared to the same periods in 2024. This is primarily because we've been able to reallocate certain fixed operating and servicing costs to support the Asset Management Agreement, something we couldn't do last year because the agreement was not in place.

Gross margin for Q3 2025 increased 174% to $2.52 million compared to $919,000 for Q3 2024 and for the nine months into 2025 increased 569% to $5.35 million from $799,000 in the same period last year. Gross margin improved, primarily due to Duos Energy executing against the AMA, providing staffing and oversight of APR projects, including deployments in Mexico and Tennessee.

This includes over $904,000 in revenue recognized during the three months ended September 30th, 2025 that was related to the Company's 5% non-voting equity interest in the ultimate parent of APR, which carried no associated cost and therefore contributed at 100% margin. This also included $547,000 in revenue from deployment services. These revenues and related margin contributions were not a part of last year's results. As we've discussed on previous calls, increased business from the AMA has strengthened gross margin and we expect additional improvements driven by higher profitability on work Duos will perform for New APR.

Operating expenses for Q3 2025 increased 28% to $3.63 million compared to $2.84 million for Q3 2024. And for the nine months into 2025, operating expenses increased 34% to $11.7 million from $8.7 million in the same period last year. The increase in expenses is mainly due to non-cash stock-based compensation related to restricted stock granted to the executive team on January 1st, 2025 under their new employment agreements, which include a three-year cliff vesting schedule.

Overall sales and marketing costs continue to decline as resources are allocated to cost of services and consulting revenues in support of the AMA with APR.

Research and development expenses declined by 28% reflecting the completion of deployment and testing for prospective technologies. The Company remains focused on stabilizing operating expenses by implementing targeted reductions where appropriate, while continuing to meet the growing demands of our new businesses.

Net operating loss for Q3 2025 totaled $1.12 million compared to a net operating loss of $1.92 million in Q3 2024 and for the nine months ended 2025, net operating loss totaled $6.35 million compared to a net operating loss of $7.9 million in the same period last year. The reduction in operating losses is primarily driven by higher revenues compared to the same periods last year, largely due to Duos Energy's revenue from the AMA with APR.

Net loss for Q3 2025 totaled $1.04 million compared to net loss of $1.4 million for Q3 2024. The 26% reduction in net loss is driven by significantly higher revenues and a slower increase in expenses overall. This is because staffing costs are spread across a broader range of businesses, a trend we expect to continue.

For the nine months ended 2025, net loss totaled $6.64 million or negative ($0.49) per share, compared to a net loss of $7.36 million or negative ($0.98) per share, in the same period last year.

In previous reports, we didn't include non-GAAP financials because they didn't provide much insight into our performance. At the request of several shareholders, Adrian has approved, and I agree, to start and continue reporting these financial results. For the first time, we're including EBITDA and Adjusted EBITDA summaries, which will be disclosed in the MD&A section of our Q3 10Q.

For Q3, one quarter ahead of prior guidance, we achieved full quarter profitability on an Adjusted EBITDA basis, totaling a little over $491,000. This figure reflects adjustments to our GAAP net loss of just over $1.5 million, including approximately $560,000 in depreciation and interest expense, plus about $969,000 in non-cash stock compensation, resulting in an Adjusted EBITDA margin of 7%. We will continue reporting these metrics in future financial reports.

I'm pleased to share that the Company has achieved significant improvements on the balance sheet as of September 30th, 2025. In the third quarter, as a result of our capital raises, we now have over $35 million in cash and short-term receivables. Conversely, in Q3 2024 we reported $6.7 million in cash and short-term receivables. This year-over-year increase marks a major improvement in our liquidity position, up approximately 422%.

We also paid off all outstanding debt and master capital leases, leaving us with nearly $12 million in fixed assets with the edge data centers that are now being deployed as the primary component. Shareholders’ equity now stands at nearly $50 million in Q3 2025 compared to just $2.3 million in Q3 2024. This strong improvement reflects growing investor confidence and positive sentiment toward our long-term strategy.

As previously discussed, a significant asset for Duos is the equity investment in Sawgrass APR Holdings, the parent of New APR. Our 5% equity holding in this business continues to be conservatively valued at over $7.2 million and is expected to generate profits in future years, as a profits interest structure. We expect the value of our equity holdings to continue to increase over the coming year.

We've also seen a significant decrease in current liabilities from around $16 million at the beginning of the year to under $10 million as of this reporting period. As mentioned earlier, Duos currently has no debt.

Next, I'd like to share an update on our backlog and pipeline. With expected revenues from managing and operating New APR Energy upcoming deployments of our edge data centers and current as well as anticipated rail contracts, our backlog represents nearly $26 million in revenue. Of that, about $9.5 million or more is projected to be recognized in Q4 2025. In addition, we expect another $4 to $5 million in near-term awards and renewals, signaling continued growth and strong demand for technology solutions, which Doug will cover later in the call.

As our business continues to grow, I'll keep providing backlog updates in future earnings calls. I'm confident in our 2024 guidance and in our outlook for 2026 and beyond 2025. Sorry, in 2025 guidance.

During our last call, we confirmed our annual revenue guidance and I'm pleased to report that we remain on plan. We expect consolidated revenue from our three subsidiaries to be between $28 million and $30 million. Having achieved Adjusted EBITDA profitability in Q3, we're confident we can maintain profitability going forward.

This concludes my formal remarks. Now I'll turn the call back over to Chuck for his commentary.

Chuck Ferry

Thank you very much, Leah.

I look forward to seeing you take charge as the CFO and I'd also like to introduce Doug Recker as the newly appointed President of Duos Technologies Group. As you know, Doug has many years of experience in the data center space and has previously served as a CEO and founder in two previous successful companies. I am very fortunate to have him with our team at this most opportune time.

After successfully establishing our Duos Edge AI subsidiary, Doug is now turning his attention to adding accretive business in the data center market. As President of Duos, I have asked Doug to oversee the operational growth and transition ss we descope some of our activities and replace these with new business opportunities in the data center market where we are actively growing our presence, I would like now to ask Doug to give his remarks on our plans for the future.

Over to you, Doug.

Doug Recker
Thanks, Chuck, and welcome shareholders and analysts to the participating on this call. Let me first introduce myself. I've spent the last majority of the last 30 years working in the data center world. My experience covers both the colocation space as the founder of Colo5 data centers, which was eventually sold to Cologix, and more recently as the founder of Edge Presence, an Edge data center operator which was sold to Ubiquity.

Although joining the Duos team in 2024, I've had a relationship with the Company going back a number of years starting when Duos was a client of mine at Colo5. When Duos created the Railcar Inspection Portal, I assisted with the design and supply of the edge data centers, or “pods” as we call them, a key component of that solution. Duos went on to install 14 pods providing critical computing capabilities for processing millions of images trackside in close to Realtime.

Given the success of that concept, I approached Chuck and suggested that we expand this idea to serve other industries with growing processing demands, especially in Tier 3 and Tier 4 data center markets. These organizations often rely on small, outdated, in-house data centers that are costly and inefficient. By deploying our modular edge data centers, we can now give them a scalable on-grid high-performance solution that dramatically improves compute capacity while lowering costs.

A great example of this is our first deployment for Region 16 Education Service Center in Amarillo, TX. Region 16 serves 60 school districts and three charter schools with 226 campuses, in the Panhandle of Texas, mostly in rural areas which previously ran their own data centers. By transitioning to our purpose-built, zero-water, enterprise SOC 2 module Duos Edge facility, they've improved performance, reliability and uptime all while cutting their IT budget and establishing reliable connectivity for their distance learning network. For Duos, this site now serves as a micro data Center for the broader region, supporting local carriers and creating a long term stream of recurring revenue.

Now, what really positions us for the future is our newly granted US patent, the Entryway for a Modular Data Center. This is a major step forward in how modular data centers can operate and deploy and maintain. It introduces clean room level environment protection that keeps out dust, dirt and moisture, a critical advantage in rural and harsh environments. Even more importantly, our design requires no water for cooling and operates fully on grid, which not only improves energy efficiency, but also supports sustainability and reliability. The entry serves as not only as a clean room to protect the hardware with the pods, but also the security mantrap entry to the data center. Security in the data center is one of the most important features offered.

Duos was able to incorporate all of the security requirements into the clean room design to allow the strict auditing standard needed for entry into the data center. This will ensure Duos to receive SOC 2 compliance and opens our sites up to additional customers in finance, healthcare and many others.

In essence, we're not just deploying data centers, we're building the next generation of mini carrier hotels that will form the backbone of tomorrow's digital infrastructure. These facilities bring compute and network power closer to the end user, reducing latency, improving connectivity and positioning Duos to play a central role in enabling the AI driven economy of the future. With that in mind, I would like to spend the remaining time discussing the current progress in the edge computing business and some new initiatives that are being developed to drive Duos revenue growth in 2026 and beyond.

The Company has set a goal to have 15 data centers installed by the end of the year. While this was always a stretch goal, I am pleased to report that we are well on way to accomplishing this with six in place today, four more to be installed this month and the final five to be placed by the end of the year. I am pleased to report that in conjunction with the additional resources that we have put in place to support this growth, we have closed our first Edge data center to be located outside the state of Texas and are beginning to address other states as well as add operation capabilities to support this expansion.

The staffing addition includes operations, sales, marketing with the focus to specific industries such as the telecommunication and fiber companies and further IT Technical Support. These additional resources are largely funded by already implemented cutbacks in the other Duos markets, notably rail.

Turning to the long-term growth of Duos, I'm conscious, although the AMA with APR has been a huge success and very much assisted us with all the pivot to the data center market, we do not expect to rely on this in 2026 for our growth.

As Chuck mentioned in his introductory remarks, APR is moving to establishing its own operational platform. This provides a number of benefits to Duos, namely that we can begin to focus on additional markets within the Edge data center space and other related revenue sources.

With that in mind, I am pleased to announce that our Duos Technology company is in the process of hiring a team and has begun to seek business opportunities as expansion of our effort in the overall data center market.

As you all no doubt aware, there's a major push for the largest companies in the US to invest significant amounts of capital building out data centers, services, expected demand, AI, and the associated processing of data related to that.

Our newest business will be called Duos Technologies Solutions. It will operate as a strategic sourcing partner and its goal is to provide infrastructure equipment service to these companies looking to scale up. Duos Technologies Solutions will provide fast, flexible and tailored approaches to servicing its customers with key manufacturing partnerships, unprecedented industry knowledge and unmatched customer service.

By bringing products and procurement in-house for both internal consumption and for resale, we expect to leverage the vendor relationships into a significant growth opportunity for Duos as well as higher margin potential. While it’s early stages for those efforts, we expect a fast start with new opportunity including contributions to revenue beginning in this quarter.

I expect to have more commentary on the progress of this new line of business in the next few months, but just as a teaser, we are already active, have secured relationships with multiple manufacturers, customers, some of which we announce in the next coming weeks.

In conclusion, our business commercially and financially is in a position to take advantage of the ongoing demand coming from the data center growth driven by expected need for the data center processing and high-speed communication. As we transition from our single industry focus on rail to a broad range of solutions in the edge computing and now mainstream data center business, I expect to report on a series of improved financials with sustainable profitability and thank our business partners, institutional and retail investors, Board of Directors and our long term shareholders for their continued support.

The outlook for Duos continues to look very promising and I'm honored to be chosen to lead it going forward.

Thank you for listening and we'll now open the question the call for questions.

Adrian Goldfarb

Thank you very much. That concludes our formal remarks. We will now be open for questions and once we have the first question, we'll repeat that question and then sign appropriate answer.

OK, the first question is coming in.

How is growing demand from AI and cloud customers affecting your business? Are you noticing any changes in what customers need or the size of the deals?

Chuck Ferry

Yeah, I'll start and then I'll let Doug clean up. The growing demand from AI and cloud customers is affecting both Duos and APR Energy just in a fabulous way. Obviously we're engaged with a number of hyperscalers, data center developers, all of them are calling you know for more computing power. And again, as I said earlier in my comments, what we're seeing is that the large hyperscalers are going to be challenged to find enough power to scale out their large box data centers at the scale they really want and so they are seeking those alternatives and that's why I made those comments about the edge, and turn it over to Doug, as it relates to our Duos.

Doug Recker

Right. That's great. The core really what we're doing is we're building out the network infrastructure in these Tier 3 and Tier 4 markets that don't have the connectivity, don't have the peering to actually make these AI applications work. For them to feel and be able to use the apps and to be able to use true AI, they need a better, more robust network. So we're building the infrastructure, the core to make that happen for the future. So when we go into a market and we drop a pod, we drop a 15 cabinet, 300 KW pod, our goal is to bring the carriers in with the customers. So, as the carriers come in, they cross kick, they start to peer. You build that big infrastructure out in that market and then you lock that market down. So everybody basically will come to you to cross connect to get access to that network.

Chuck Ferry

And Doug, for us non data center experts, when you say those Tier 3, Tier 4 markets, we're really talking about underserved rural markets that just don't really have the access to the data like some of us enjoy today.

Doug Recker

Correct. Yes. And in those markets, let's just say a Corpus Christi or a Lubbock or Amarillo, Texas in those markets, it doesn't make sense to build a $30 or $50 million carrier hotel or a data center. What does make sense is to build modular and when you build modular out, you build the nucleus, you build that first power and network facility out and then you grow from there.

So, what our plan is we deploy these, we bring that main carrier connection point and then you put pods to it. When you add more pods, you add more customers. So you can grow those pods and build basically as much network as you want and take it down as the customers need it.

Chuck Ferry

Perfect. Thanks, Doug.

Adrian Goldfarb

OK, very good.

The next question. You reported 112% year over year revenue increase and positive Adjusted EBITDA this quarter. Can you elaborate on what drove this performance and how sustainable this trajectory looks heading into 2026?

Chuck Ferry
Yeah, I’ll take that one. Based on Leah’s comments, we've been very fortunate this year to have gotten into the deal with New APR Energy and Fortress Investment Group. That's our asset management agreement where the Duos staff that has a lot of expertise and former folks that have worked at APR has you know been you know commercially striking contracts, maintaining and deploying those assets and then operating and maintaining them on site.

So APR has had a terrific year because of the demand and power and that has resulted in you know us hitting the revenue projections that we expected for the asset management agreement. Like I said though, I want to reiterate we all of us here at Duos recognize that the asset management agreement is a two-year agreement and so you know we're already you know pretty much through the first year and we determined probably about the middle of this last year that hey, we need to make plans such that when we, when the asset management agreement ends, we'll be able to replace that with meaningful, you know, revenues, a mix of revenues and we are confident that that's going to come not only from the edge data center businesses as deployments grow, but also from some of this new infrastructure business that that Doug's kind of given us a teaser about. So, we remain highly confident that we'll finish this year in the guidance range that we talked about and next year will be even better and more profitable.

Adrian Goldfarb

Very good. Next question from a shareholder. You've highlighted progress toward 15 edge data center deployments this year. Can you update us on the current progress and timing for the remaining installations and are there any constraints on the supply chain?

Doug Recker

Yeah, I'd love to take that.

So yes. So, we're actually hitting on all cylinders. So, we have six of them on the ground. We have four of them actually coming off the factory this month that are going straight to the site. And then we have five more coming off the factory at the end of this month and early December. They're all allocated to go to specific markets where the pads are being poured. So, we're on track. Actually, our funnel is a lot deeper than that, but we didn't want to push it. So we're hitting the 15. And as far as procurement of our product, what's great about the niche that we're in is like I said earlier, these pods are 300 KW, so they're not 210, 15 Meg pods. So almost everything that we put inside this pod is, I want to say, almost off the shelf. Our lead times aren't that long, so getting into a market, deploying the pod is a lot easier when you're going after 300 KW instead of going after 10 Meg and so everything that's being built, all the infrastructure inside these pods is pretty quick turn around. So we're lucky with that.

Adrian Goldfarb

Great. Next question comes from an analyst. With your new modular data center patent now granted, how does this technology enhance your competitive advantage and how do you intend to monetize it?

Doug Recker

I guess that's I would love to take that one. We worked real hard on that.

Chuck Ferry

Yeah, it’s your invention.

Doug Recker

Yeah, we worked real hard on that patent.

So, it's a wonderful piece. So basically, what we've learned over the years of deploying tons of these pods, what you'll find is over two years, three years, the pressure is so strong inside these pods. So, you're putting, you know, 90 ton of cooling in 200 square feet. So, when you open the door, it pressurizes, but it does bring in dust, especially in these harsher environments and what happens over time is those servers, you start to notice they're getting dust on those servers and it depends on which market they're in. Texas is very they have a lot of dry dust. So, what'll happen is those Dell servers or Cisco routers, all that stuff will start getting dust on it and they start saying, well, we're not going to honor their warranties because this is not natural. So, what we've done is we've created basically what's called a clean room. So, when you open the first door, you walk into the pod and it cleans basically everything off you. Air blows, it filters the air, and it runs for about 30 seconds and then a green light will come on and it lets you know you could open the next door, but inside that clean room also works as an auditing standard. So, we know who is in the pod. It has the AI where it comes down on the customer and it realizes that that's a backpack on their back, not another person. So that's why when we get our SOC 2 audits on all these pods, we can do financial, we can do healthcare. You can't do that in a pod with anybody else. Without having this room, I don't know how you're going to compete in these markets. Especially nowadays, a cabinet can be $2 million worth of gear. So, customers want that clean environment and now we can provide that with that patent.

Adrian Goldfarb

Very good. Next question is how is growing demand from AI and cloud customers affecting your business? Are you noticing any changes in what customers need or the size of the deals?

Chuck Ferry

So, I think this is kind of a repeat question, but Doug, maybe we can just talk about the size of the deals, right? Because we're talking, you know, initial deals are kind of smaller, with the Texas school regions, but just maybe a flavor, we don't want to give away too much, but

Doug Recker

Sure,

Chuck Ferry

some of the larger deals that we're kind of talking about

Doug Recker

Sure. Yeah. So obviously our core business is to launch into these Tier 3, Tier 4 markets and to build the infrastructure out. So, we obviously partner with the school systems in that area and healthcare providers, and the hospitals, but as you're building out that core infrastructure, remember the key here is you're bringing the carriers in and now there's multiple carriers in your pod. And what happens now is hyperscalers or anybody that actually wants to compute can come out and piggyback against these pods. So prime example, say somebody needs 5 Meg. We can actually build a 5 Meg, two pods, 5 Meg in 120 days and deploy that a lot quicker than you can deploy a 30 Meg site. So, what we're seeing and we're getting interested in the calls that we're receiving are, hey, can you do 5 Meg here? Can you do 5 Meg in this town? So, they're actually starting to disperse because they can deploy this power and these pods in about 120 days. So, we're actually actively looking at an application now for that need.

Adrian Goldfarb

OK, so this will be the last question. Excuse me, where are you prioritizing your target markets for edge deployments and what factors guide your regional expansion strategy?

Doug Recker

I'd love to take that.

So really the proof of concept was the education sector, and we started out in Amarillo, TX and actually our great partners at Region 16 helped us educate the market, helped educate the state. So we're very excited to announce we actually have our first contract outside of the state of Texas, which is in Illinois. So, we're going into Illinois here now. And what's driving that is basically a lot of the education sector because they want that connectivity, especially in the outskirts, the markets, the Tier 3 and Tier 4 markets. They want to have better access to AWS's platform. And what's happening there is once again, you're creating this peering, you're creating this better network because even the folks in Tier 3 and Tier 4 markets use the same kind of bandwidth and the kids and everybody are using ChatGPT, they're using Snapchat. They're all using the same thing everybody else is in Tier 1 markets. So this is actually helping those providers as well.

Adrian Goldfarb

OK, at this time, this concludes our question and answer session. I'd like to now turn the call back over to Mr. Recker for any closing remarks he may have.

Doug Recker

Thank you all for joining us for the Duos Technologies Group Third Quarter 2025 Earnings Call. Any unanswered questions from the Q&A participants will receive feedback via e-mail. We now conclude today's earnings call. You may disconnect.

Thank you.